Exhibit 99.1

Injection Molding Sheet Metal Fabrication CNC Machining 3D Printing

Protolabs Names Stacy Greiner to Board of Directors

GM and CMO at Dun & Bradstreet brings 20 years of strategic product and marketing leadership to Protolabs

MINNEAPOLIS, MINN.—November 16—Digital manufacturer Protolabs (NYSE: PRLB) has named Stacy Greiner to its board of directors, effective Monday, Nov. 15. Greiner serves as the General Manager, North America Sales & Marketing Business for Dun & Bradstreet, a leading global provider of business decisioning data and analytics. In this role, she is responsible for the growth and profitability of the company’s Sales and Marketing Solutions. Prior to becoming General Manager, Greiner was Chief Marketing Officer, responsible for the company’s brand and marketing strategy. Greiner has a strong leadership track record, having held executive roles at DMI, Cisco, DXC and IBM.

“I am delighted to welcome Stacy to the Protolabs Board of Directors,” said Archie Black, Chairman of the Protolabs Board of Directors. “She is joining our Board at an exciting time for the company as we position Protolabs for strong growth with the launch of our new e-commerce platform as well as the acquisition of Hubs and its new global manufacturing supply network.”

Greiner’s immense knowledge in general management, digital marketing, and data analytics complements Protolabs’ board member experience and aligns well with the strategic vision of the technology-enabled manufacturing company.

“It is a great privilege to be joining the Board at Protolabs during a time when the company is driving an innovation-led agenda to grow its digital manufacturing services,” said Greiner. “With my go-to-market experience and digital marketing background, I look forward to working with the Board and leadership team to help the company accelerate its growth.”

Greiner holds an MBA from the MIT Sloan School of Management and a BS in Aerospace Engineering from Iowa State University.

About Protolabs
Protolabs is the world’s leading provider of digital manufacturing services. The e-commerce-based company offers injection molding, CNC machining, 3D printing, and sheet metal fabrication to product developers, engineers, and supply chain teams across the globe. Protolabs serves customers using in-house production capabilities that bring unprecedented speed in tandem with Hubs, a Protolabs Company, which serves customers through its network of premium manufacturing partners. Together, they help companies bring new ideas to market with the fastest and most comprehensive digital manufacturing service in the world. Visit protolabs.com for more information.

Investor Relations Contact

Protolabs

Dan Schumacher, 763-479-7240

Vice President of Investor Relations and FP&A

daniel.schumacher@protolabs.com

Media Contact

Protolabs

Will Martin, 763-479-7719

Director of Marketing Communications

will.martin@protolabs.com